Exhibit 99.2

GUARANTEE

GUARANTEE, dated as of May 4, 2015 (this “Guarantee”), by ESW Capital, LLC (the “Guarantor”), in favor of Lyris, Inc., a Delaware corporation (the “Guaranteed Party”).

1.          GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement to the extent such terms are defined therein), by and between LY Acquisition Corp., a newly-formed Delaware corporation (“Buyer”) and the Guaranteed Party, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees (as a primary obligor and not merely as a surety) to the Guaranteed Party the due and punctual performance and discharge by Buyer of the payment obligations of Buyer to the Guaranteed Party under Section 7.2 of the Merger Agreement, if, as and when those obligations become payable under and in accordance with the terms of the Merger Agreement (and subject to the limitations set forth therein, including the Buyer Liability Cap in Section 8.5(e) of the Merger Agreement) (the foregoing obligations and amounts being referred to herein as the “Guaranteed Obligations”), provided, that in no event shall the Guarantor’s liability for any amount that becomes payable hereunder exceed $1,350,631 (such amount, the “Total Cap”), and this Guarantee may not be enforced against the Guarantor without giving effect to the Total Cap (and to the provisions of Sections 6 and 7 hereof). This Guarantee may be enforced only for the payment of money in satisfaction of the Guaranteed Obligations by the Guarantor up to the Total Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. If Buyer fails to discharge any portion of the Guaranteed Obligations when due, then at the Guaranteed Party’s option, the Guarantor’s liability to the Guaranteed Party hereunder in respect of the Guaranteed Obligations (up to the Total Cap) shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as the Guaranteed Obligations remain unpaid, take any and all actions available hereunder or under applicable Legal Requirements to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations, subject to the Total Cap.

2.          NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of the Merger Agreement or any other agreement or instrument referred to in the Merger Agreement that may be agreed to by Buyer and the Guarantor. In furtherance of the foregoing, the Guaranteed Party may, in its sole discretion, bring and prosecute an action against the Guarantor without bringing any action against Buyer or joining Buyer to such action. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. This Guarantee is a guarantee of payment and not of collection. A separate action may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions. In the event of any default by Buyer in the performance of any of the Guaranteed Obligations, the Guaranteed Party shall have the right in its sole discretion to proceed first and directly against the Guarantor under this Guarantee without proceeding against Buyer under the Merger Agreement.

3.          CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Buyer for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. Subject to termination of this Guarantee as provided herein, the Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, and shall be absolute and unconditional to the fullest extent permitted by Legal Requirements, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyer or the Guarantor; (b) any change in the time, place, manner or terms of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement entered into in connection with the transactions contemplated by the Merger Agreement and made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (d) any insolvency, bankruptcy, reorganization, composition, adjustment, dissolution or liquidation, or other similar proceeding instituted by or against Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations, or any action taken with respect to this Guarantee or the Guaranteed Obligations by any trustee or receiver, or by any court or judicial authority, in any such proceeding; (e) the adequacy or potential adequacy of any alternative means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (f) any other act, omission or defense that may vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity; (g) the existence of any claim, set-off or other right to which the Guarantor may have at any time against Buyer or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise, or (h) any absence of any notice to, or knowledge by, the Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (g) of this sentence. The Guarantor waives notice of the creation, renewal, extension, incurrence or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee (other than notices required to be delivered by the Guaranteed Party to Buyer pursuant to the Merger Agreement).

The Guarantor hereby waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind hereunder that would otherwise, for purposes of any Legal Requirement, be a condition precedent to the obligations of the Guarantor under this Guarantee, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of the assets of Buyer, and all suretyship defenses generally (in each case other than defenses to the payment of the Guaranteed Obligations that are available to Buyer under the Merger Agreement (other than capacity or insolvency, bankruptcy, reorganization of Buyer or other similar proceeding) or breach of Section 6 hereof). The Guarantor hereby acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Obligations shall be conclusively presumed to have been created in reliance hereon.

Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor shall have all defenses to the payment of a Guaranteed Obligation under this Guarantee that are available to Buyer under the Merger Agreement with respect to such Guaranteed Obligation (other than capacity or insolvency, bankruptcy, or reorganization of Buyer or other similar proceeding). The Guarantor agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise by restored by the Guaranteed Party, upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, all as though such payment had not been made.

4.          REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that: (i) it has all requisite limited liability company power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s organizational documents or any Legal Requirement or contractual restriction binding on the Guarantor or its assets; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; (iii) assuming due execution and delivery of the Merger Agreement by the Guaranteed Party, this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms; and (iv) the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under the Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 6 hereof.

5.          NO ASSIGNMENT. Neither the Guarantor, nor the Guaranteed Party may assign, transfer or delegate its rights, interests or obligations under or in connection with this Guarantee to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment, transfer or delegation by the Guarantor) or the Guarantor (in the case of an assignment, transfer or delegation by the Guaranteed Party) and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

6.          CONTINUING GUARANTEE; TERMINATION. Except to the extent terminated pursuant to the provisions of this Section 6, this Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations (up to the Total Cap), and shall be binding upon and inure to the benefit of the Guaranteed Party, the Guarantor, and their successors and permitted assigns, and also shall inure to the benefit of the Affiliates of the Guarantor that are not a party to this Guarantee (the “Non-Party Affiliates”). This Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Guarantee as of the earliest of: (a) the consummation of the Closing, (b) upon payment in full of the Guaranteed Obligations (subject to the Total Cap), (c) any time when the Guaranteed Party or any of its Affiliates acting on its behalf asserts a claim in any litigation or other proceeding (1) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Total Cap or the provisions of Section 7 hereof or this Section 6 are illegal, invalid or unenforceable in whole or in part, (2) that the Guarantor is liable in excess of or to a greater extent than the Total Cap or (3) on any theory of liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against the Guarantor or any Non-Party Affiliates of the Guarantor under or in connection with the Merger Agreement or the Merger, other than (with respect to this clause (3)) (i) a claim against the Guarantor pursuant to this Guarantee (as limited by its terms, including the provisions of Section 1 hereof), or (ii) a claim against Buyer under Section 7.2 of the Merger Agreement, and (d) the termination of the Merger Agreement in accordance with its terms (other than pursuant to Section 7.1(h) thereof), in which case, this Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Guarantee, unless the Guaranteed Party has presented a claim for payment of the Guaranteed Obligations prior to the sixtieth (60th) day following a termination of the Merger Agreement pursuant to Section 7.1(h), in which case this Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Guarantee as of the date such claim is finally satisfied or otherwise resolved.

7.          NO RECOURSE. The Guaranteed Party acknowledges the separate corporate existence of Buyer. The Guaranteed Party acknowledges and agrees that the sole asset of Buyer is cash in a de minimis amount and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs pursuant to the Merger Agreement. Notwithstanding any provision of this Agreement or otherwise, the Guarantor and the Guaranteed Party agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the parties to this Agreement, and no Non-Party Affiliates of the Guarantor shall have any liability relating to this Agreement or any of the transactions contemplated herein; provided that the foregoing limitation in this sentence shall not apply to, and shall have no effect with respect to proceedings or claims that are expressly permitted to be brought (i) against Buyer under the Merger Agreement, (ii) against the Guarantor under this Guarantee, or (iii) in respect of the Confidentiality Agreement (collectively, the “Retained Claims”); provided, that in the event the Guarantor (a) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or coveys all or a substantial portion of its properties or assets to any Person such that the sum of the Guarantor’s remaining net assets plus its uncalled capital is less than the Total Cap, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Legal Requirements, against such continuing or surviving entity or such Person.

8.          SUBROGATION WAIVER. The Guarantor agrees that it shall not assert any rights (direct or indirect) of subrogation, contribution, reimbursement or other rights of payment or recovery from Buyer for any payments made by the Guarantor hereunder until the Guaranteed Obligations have been indefensibly paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full to the Guaranteed Party of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be indefeasibly paid or delivered to the Guaranteed Party in the same amount as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms hereof and of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.

9.          GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. Sections 8.5(a), and 8.5(c) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

10.         NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Guarantee shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

Notices to the Guarantor:

ESW Capital, LLC

401 Congress Ave., Suite 2650

Austin, Texas 78701

Attention: Joe Liemandt

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention: H. David Henken, Esq. and James A. Matarese, Esq.

Facsimile No.: (617) 523-1231

Notices to the Guaranteed Party:

Lyris, Inc.

6401 Hollis Street, Suite 125

Emeryville, CA 94608

Attention: John Philpin

with a copy to (which shall not constitute notice):

Cooley llp

1333 2nd Street, Suite 400

Santa Monica, CA 90401

Attention: C. Thomas Hopkins

11.         COUNTERPARTS. This Guarantee may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Guarantee by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Guarantee.

12.         THIRD PARTY BENEFICIARIES. This Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Guarantee the parties intend that all Non-Party Affiliates of the Guarantor shall be, and such Non-Party Affiliates are, intended express third party beneficiaries of this Guarantee who may rely on and enforce Section 7 hereof.

13.         CONFIDENTIALITY. This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Guarantee may not be circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or content of this Guarantee by the Guaranteed Party: (a) to its Affiliates and its representatives; or (b) to the extent required by Legal Requirements or required in connection with the enforcement of rights under this Guarantee and the Merger Agreement.

14.         MISCELLANEOUS.

(a)          This Guarantee (together with the Merger Agreement and any other agreement or instrument delivered in connection with the foregoing) constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. Except as set forth in Section 5, no amendment, supplementation, modification or waiver of this Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)          Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this

Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Total Cap as provided in Section 1 hereof and to the provisions of Sections 6 and 7 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)          All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

(d)          No failure or delay on the part of the Guaranteed Party in exercising any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies provided in this Guarantee are cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Guarantee shall be effective only in the specific instance and for the specific purpose for which given.

(e)          No amendment, supplement, modification or waiver of any provision of this Guarantee nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Guarantor and the Guaranteed Party.

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IN WITNESS WHEREOF, the Guarantor and the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTOR:

ESW CAPITAL, LLC

By:	/s/ Andrew S. Price
Name:	Andrew S. Price
Title:	CFO

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantor and the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTEED PARTY:

LYRIS, INC.

By:	/s/ John Philpin
Name: John Philpin
Title: President and CEO

[Signature Page to Limited Guarantee]